EXHIBIT 99.1
RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
This report combines the unaudited pro forma condensed combined income statements of Rayonier Inc., a North Carolina corporation, and Rayonier, L.P., a Delaware limited partnership. Unless stated otherwise or the context otherwise requires, references to “Rayonier” or “the Company” mean Rayonier Inc. and references to the “Operating Partnership” mean Rayonier, L.P. References to “we,” “us,” and “our” mean collectively Rayonier Inc., the Operating Partnership and entities/subsidiaries owned or controlled by Rayonier Inc. and/or the Operating Partnership.
On May 7, 2020, Rayonier Inc. contributed its 100% ownership interest in Rayonier Operating Company LLC (the “Contribution”) to Rayonier, L.P. The Contribution was accounted for as a change in reporting entity between entities under common control in accordance with ASC 250-10-45-21. A change in reporting entity requires retrospective application for all periods as if the Contribution had been in effect since inception of common control. As a result, the unaudited pro forma condensed combined income statements and notes thereto for Rayonier, L.P. in this combined report have been prepared as if the change in reporting entity occurred on January 1, 2020.
On May 8, 2020, Rayonier, L.P. acquired Pope Resources, a Delaware Limited Partnership (“Pope”), and became the general partner of Pope. The acquisition occurred pursuant to a series of mergers (the “Mergers”) provided for in an Agreement and Plan of Merger, dated as of January 14, 2020, as amended by Amendment No. 1, dated as of April 1, 2020 (as amended, the “Merger Agreement”), by and among Rayonier, Rayonier, L.P., Rayonier Operating Company LLC, Rayonier Operating Company Holdings, LLC, Pacific GP Merger Sub I, LLC, Pacific GP Merger Sub II, LLC, Pacific LP Merger Sub III, LLC, Pope, Pope EGP, Inc and Pope MGP, Inc. Immediately following the Mergers, Rayonier held an approximate 96.5% ownership interest in Rayonier, L.P., with the remaining 3.5% ownership interest owned by limited partners of the Operating Partnership that are former Pope unitholders. As the sole general partner of Rayonier, L.P., Rayonier has exclusive control of the day-to-day management of Rayonier, L.P.
The following unaudited pro forma condensed combined statement of income for the six months ended June 30, 2020 have been prepared as if the Contribution, the Mergers and the debt issuance necessary to finance the Mergers occurred on January 1, 2020 for purposes of the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2020.
The preliminary fair value of assets acquired and liabilities assumed and related adjustments for the assets acquired and liabilities assumed related to the Mergers incorporated into the unaudited pro forma consolidated statement of operations are based on preliminary estimates and information currently available. The assignment of fair value to assets and liabilities of Pope have not been finalized and are subject to change. The fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of Pope that exist on the effective date of the Mergers.
Actual amounts recorded in connection with the Mergers may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma consolidated statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated statement of operations are described in the accompanying notes. These adjustments are based on available information and assumptions that we consider to be reasonable. The unaudited pro forma consolidated statement of operations do not purport to: (1) represent the results of our operations that would have actually occurred had the Mergers occurred on January 1, 2020; or (2) project our results of operations as of any future date or for any future period, as applicable.
The unaudited pro forma consolidated statement of operations have been developed from, and should be read in conjunction with, our separate historical unaudited financial statements and accompanying notes thereto included in our Quarterly reports filed on Form 10-Q for the three and six months ended June 30, 2020, as filed with the Securities and Exchange Commission on August 10, 2020 and Pope’s historical consolidated statement of operations through May 8, 2020. Certain financial information of Pope as presented in its consolidated statement of operations has been reclassified to conform to the historical presentation of our consolidated statement of operations for purposes of the preparation of the unaudited pro forma condensed combined financial information.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statements of Income
For the Six Months Ended June 30, 2020
(Dollars in millions, except per unit/share amounts)

	Historical	Historical Pope Resources	Pro Forma Adjustments for Mergers		Pro Forma Funding Adjustments		Pro Forma Combined
SALES	$454.8	$31.3	—		—		$486.1
Costs and Expenses							—
Cost of sales	(364.4)	(23.2)	(9.9)	a	—		(397.5)
Selling and general expenses	(22.5)	(27.2)	15.2	b	—		(34.5)
Other operating (expense) income, net	(17.6)	(0.5)	16.0	c	—		(2.1)
	(404.6)	(50.9)	21.3		—		(434.2)
OPERATING INCOME (LOSS)	50.2	(19.7)	21.3		—		51.8
Interest expense	(18.0)	(2.1)	0.6	d	(2.5)	e	(22.0)
Interest and other miscellaneous income, net	1.4	—	—		—		1.4
INCOME BEFORE INCOME TAXES	33.6	(21.7)	21.9		(2.5)		31.3
Income tax expense	(6.7)	0.3	—	f	—		(6.4)
NET INCOME (LOSS)	26.9	(21.4)	21.9		(2.5)		24.9
Less: Net (income) loss attributable to noncontrolling interest in consolidated affiliates	0.9	4.6	0.1	g	—		5.6
NET INCOME ATTRIBUTABLE TO RAYONIER, L.P.	$27.8	($16.9)	$22.0		($2.5)		$30.5
Less: Net (income) loss attributable to noncontrolling interest in the Operating Partnership	(0.2)	—	(0.8)	h	—		(1.0)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$27.6	($16.9)	$21.2		($2.5)		$29.4

EARNINGS PER COMMON UNIT
Basic earnings per unit attributable to Rayonier, L.P.	$0.21	($3.91)				i	$0.22
Diluted earnings per unit attributable to Rayonier, L.P.	$0.21	($2.07)				i	$0.22

EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.21	($3.91)				j	$0.22
Diluted earnings per share attributable to Rayonier Inc.	$0.21	($2.07)				j	$0.22
EARNINGS PER COMMON

Note 1 — Basis of Presentation
This unaudited pro forma condensed combined statement of operations is based on our and Pope’s historical consolidated financial statements as adjusted to give effect to the Contribution, the Mergers and the debt issuance necessary to finance the acquisition. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2020, give effect to the Mergers as if they had occurred on January 1, 2020.
The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of income, expected to have a continuing impact on the combined results following the business combination.
The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes,we have estimated the fair value of Pope’s assets acquired and liabilities assumed and conformed the accounting policies of Pope to our own accounting policies.
The pro forma combined financial statements do not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred on the date indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Pope as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.
Note 2 — Financing
In connection with the Mergers, we incurred $250.0 million of debt at an interest rate of approximately 2.3%

(inclusive of interest rate hedges and patronage rebates), less approximately $0.8 million in debt issuance costs, a portion of which was used to fund the cash component of the Mergers for approximately $169.5 million. We also extinguished a portion of Pope’s existing debt of approximately $68.3 million which included a $2.3 million prepayment premium. Additionally, we paid approximately $9.6 million of transaction costs on behalf of Pope at the time of closing. We did not legally assume the extinguished portion of Pope’s outstanding debt or liabilities.
Note 3 — Consideration
Consideration of approximately $537.9 million is based on Rayonier’s closing share price of $24.01 on May 7, 2020.
The following table summarizes the components of the consideration (in millions):

Cash consideration:
Pope units as of May 8, 2020	4.4
Less: Pope units held by Rayonier (1)	(0.1)
Units outstanding, net	4.3
Cash consideration (per Pope unit)	$37.50
		159.5
General Partner interest		10.0
		169.5
Equity consideration:
Pope units as of May 8, 2020	4.4
Less: Pope units held by Rayonier (1)	(0.1)
Units outstanding, net	4.3
Exchange ratio	2.751
Rayonier common shares/units to be issued	11.6
Rayonier share price (2)	$24.01
		279.2
Total consideration to Pope unit holders		448.6
Repayment of Pope debt		65.9
Repayment premium on Pope debt		2.3
Payment of transaction costs on behalf of Pope		9.6
Fair value of Pope units held by Rayonier		11.2
Fair value of replacement Rayonier restricted stock units for vested Pope awards		0.2
Total pro forma purchase price		$537.9

(1) Prior to the Mergers, we held 114,400 Pope limited partnership units as marketable securities on our standalone financial statements.
(2) The purchase price is based on the closing price of Rayonier common stock on May 7, 2020.
Note 4 — Preliminary Purchase Price Allocation
Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The preliminary allocation of the purchase price is based on the terms of the Merger Agreement and management’s estimates of the fair value of Pope’s assets and liabilities as of May 8, 2020, derived from the historical balance sheet of Pope as of May 8, 2020 and using the January 14, 2020 merger consideration adjusted based on Rayonier’s closing share price of $24.01 on May 7, 2020. As of the date of this document, we have not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Pope’s assets acquired and the liabilities assumed and the related allocations of purchase price. The valuation studies are expected to be final by the end of 2020. Additional intangible asset classes may be identified as the valuation process continues. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on preliminary fair value estimates and is subject to final analysis by our management.
The following table summarizes the allocation of the preliminary purchase price as May 8, 2020, with the excess recorded as goodwill (in millions):

Timberland and Real Estate Business
Cash	$7.4
Other current assets	2.9
Timber and timberland	515.5
Land held for development	27.7
Buildings and equipment	8.3
Other assets	4.3
Goodwill (1)	—
Other current liabilities	(7.8)
Environmental liabilities	(11.0)
Long-term debt	(53.5)
Other non-current liabilities (2)	(4.1)
Less: noncontrolling interest	(3.3)
Pro forma purchase price	$486.5
Timber Fund Business
Cash	$8.9
Other current assets	2.3
Timber and timberland	471.9
Goodwill (1)	—
Current portion of long-term debt	(25.1)
Other current liabilities	(1.7)
Long-term debt	(35.8)
Less: noncontrolling interest	(369.1)
Pro forma purchase price	$51.4
Total pro forma purchase price	$537.9

(1)  Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.
(2) Other non-current liabilities includes a $4.0 million deferred income tax liability resulting from the preliminary fair value adjustment to Pope’s assets and liabilities.

Note 5 — Pro forma adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (in millions, except shares/units or per share/unit amounts):
a.Reflects the net change in depletion expense as a result of the basis increase in the acquired Timber and Timberlands to estimated fair value of $987.4 million. In determining the fair value of the timberlands, we utilized valuation methodologies including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after we finalize our review of the specific types, nature, age, condition and location of Pope’s timberlands. The following summarizes the changes in the estimated depletion expense:

Estimated depletion expense	($130.3)
Historical depletion expense	120.3
Pro forma adjustment to depletion expense	($9.9)
b.Represents the net change in selling and general administrative expenses as a result of increased depreciation expense and the elimination of Pope’s legal and professional fees related to the Mergers. As the legal and professional expenses are directly attributable to the business combination and will not have a continuing impact, we have adjusted these expenses in the Pro Forma Statements of Operations.

Estimated increase to depreciation expense	($0.1)
Estimated decrease to equity compensation expense	0.1
Elimination of legal and professional expenses	15.2
Pro forma adjustment to selling and general expenses	$15.2
c.Represents the net change in other operating expense expense as a result of the elimination of our legal and professional fees related to the Mergers. As the legal and professional expenses are directly attributable to the business combination and will not have a continuing impact, we have adjusted these expenses in the Pro Forma Statements of Operations.

Elimination of legal and professional expenses	$16.0
Pro forma adjustment to other operating expense	$16.0
d.The following represents the elimination of interest expense on extinguished Pope debt:

Elimination of interest expense - Pope debt	$0.6
Pro forma adjustment to interest expense	$0.6
e.The following represents interest expense on the new term debt to finance the acquisition of Pope and the amortization of related debt issuance costs:

Interest expense on new debt	($2.5)
Pro forma adjustment to interest expense	($2.5)
f.We intend to continue to qualify as a REIT under the requirements of the Internal Revenue Code, and as a result, our direct income tax expense is expected to be minimal. Consequently, no additional adjustment to pro forma income tax expense has been made with respect to the Mergers. With respect to the Mergers, we expect to make taxable REIT subsidiary (“TRS”) elections with respect to the taxable subsidiaries of Pope acquired in the Mergers (excluding the Pope Private REITs) and those subsidiaries therefore will be subject to U.S. federal income taxes at corporate rates. However, no pro forma adjustment for income tax expense has been reflected in the pro forma statement of income as incremental taxable income is projected to be minimal.
g.Reflects the net change in net loss attributable to noncontrolling interest in consolidated affiliates as a result of higher depletion expense.
h.Net income attributable to noncontrolling interest in the Operating Partnership is computed by applying the percentage equal to the number of redeemable Rayonier, L.P. units divided by the total number of Rayonier, L.P. units to the Operating Partnership’s net income after income attributable to noncontrolling interest of consolidating affiliates. The percentage of Rayonier, L.P. units has been calculated based on the number of operating units assumed to be outstanding, assuming such operating units were outstanding for the full period presented. See calculation below:

Redeemable Rayonier, L.P. units outstanding (1)	4,446,153
Total units outstanding	140,763,885
		3.2%
Net Income	24.9
Less: Net (income) loss attributable to noncontrolling interest in consolidated affiliates	5.6
Net income attributable to unitholders		30.5
Net Income attributable to noncontrolling interest in the Operating Partnership		$1.0

(1) The redeemable Rayonier, L.P. units outstanding is based on the actual election of Rayonier, L.P. unit consideration.
i.Pro forma basic earnings per unit attributable to Rayonier, L.P. has been calculated based on the number of units outstanding, assuming such units were outstanding for the full period presented. The following table sets forth the computation of unaudited pro forma basic and diluted earnings per unit:

	Net income available to unitholders	Outstanding units	Per unit amount
Earnings per unit, basic	$30.5	140,763,885	$0.22
Earnings per unit, dilutive	$30.5	140,893,812	$0.22
Units utilized in the calculation of pro forma basic and diluted earnings per unit attributable to unitholders are as follows:

	Rayonier Inc. Units	Rayonier Inc. units issued in transaction(1)	Units issued in the transaction (2)	Pro Forma Total
Weighted-average units outstanding, basic	129,136,661	7,181,071	4,446,153	140,763,885
Weighted-average units outstanding, diluted	129,266,588	7,181,071	4,446,153	140,893,812

(1) The issuance of Rayonier Inc. common units equates to the actual election of common share consideration.
(2) The issuance of Rayonier, L.P. units is based on the actual election of Rayonier, L.P. unit consideration.
j.Pro forma basic earnings per common share attributable to Rayonier has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The following table sets forth the computation of unaudited pro forma basic and diluted earnings per share attributable to Rayonier:

	Net income attributable to Rayonier	Net income attributable to NCI in OpCo	Outstanding shares	Per share amount
Earnings per share, basic	$29.4	—	136,317,732	$0.22
Earnings per share, diluted	$29.4	$1.0	140,893,812	$0.22
Shares utilized in the calculation of pro forma basic and diluted earnings per share attributable to common stockholders are as follows:

	Historical	Diluted units issued in the transaction(1)	Shares issued in the transaction (2)	Pro Forma Total
Weighted-average shares outstanding, basic	129,136,661	—	7,181,071	136,317,732
Weighted-average shares outstanding, diluted	129,266,588	4,446,153	7,181,071	140,893,812

(1) The issuance of Rayonier, L.P. units is based on the actual election of Rayonier, L.P. unit consideration.
(2) The issuance of Rayonier common shares is based on the actual election of common share consideration.